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                                                                 EXHIBIT 10.8



                              EMPLOYMENT AGREEMENT

           THIS AGREEMENT is entered into as of January 22, 1999 by and between Sterling Partners, Inc., a Delaware Corporation (the "Company") and Chanan Steinhart (the "Executive"). In consideration of the mutual covenants contained herein, the parties agree as follows:

1. Employment; Term of Employment. The Company hereby employs the Executive, and the Executive hereby accepts such employment with the Company, upon all the terms and conditions set forth below. The term of the Executive's employment under this Agreement shall continue from the date hereof unless earlier terminated as hereinafter provided.

2.         Duties.

2.1 Position. The Company shall employ the Executive in the position of President and Chief Executive Officer. The Executive will also be a member of the Company's Board of Directors, subject to approval by the Company's shareholders. The Board of Directors shall have the right to review the compensation of the Executive, but not below the amount of base compensation set forth in Section 3.1 below, from time to time as the Board may deem necessary or appropriate.

2.2 Obligations. The Executive shall devote his full efforts and time to the Company. The foregoing, however, shall not preclude the Executive, outside normal business hours, from engaging in appropriate civic, charitable or religious activities or from devoting a reasonable amount of time to private investments or from serving on the boards of directors of other entities, as long as such activities and service do not interfere or conflict with his responsibilities to the Company.

3.         Compensation.

3.1 Base Compensation. The Company shall pay the Executive as compensation for his services a base compensation at the annualized rate of $150,000.00. Such compensation shall be reviewed annually and may be increased from time to time, as appropriate, as determined by the Board of Directors. Compensation shall be paid periodically in accordance with normal Company payroll practices.

3.2 Equity. The Company will grant to the Executive within 30 days of the date of this Agreement a ten year non-statutory stock option to purchase 900,000 shares of the Company's Common Stock at an exercise of $1.00 per share (the "Stock Option"). The Stock Option shall vest upon the satisfaction of certain performance criteria which shall be unanimously approved by the Company's board of directors (the "Performance Criteria"). The Stock Option agreement will be in a form reasonably acceptable to Executive with customary terms, and will provide that vested shares granted under the Stock Option will remain exercisable during the term of the Stock Option following termination of employment; provided, however, that if the Executive resigns or is terminated with Cause, the Stock Option will remain exercisable for a period of 6 months following his termination. In addition, all of the unvested portion of the Stock Option will accelerate and vest upon the closing of a merger in which the
           Company is not the surviving corporation or the acquisition of all or substantially of the Company's assets.
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3.2        Employee Benefits. The Executive shall be eligible to participate in the employee benefits plans and executive compensation programs maintained by the Company applicable to similarly situated executives of the Company, including a 401(k) plan, and health and disability insurance and vacation. Such eligibility shall be subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determination of any committee administering such plan or program.

4. Severance. All of the Executive's severance benefits shall be governed by the provisions of this Section 4.

4.1 First Scenario. If the Performance Criteria are met and the Executive remains with the Company in his capacity as set forth in Section 2.1, the Executive shall be entitled to receive his then current salary, and the shares granted under the Stock Option shall continue to vest pursuant to the Stock Options's vesting schedule. In addition, if the Performance Criteria are met, and the Executive is terminated without Cause, the Company shall pay the Executive six months of his then current annual salary and all of his unvested shares granted under the Stock Option shall be come fully vested.

4.2 Second Scenario. If the Performance are met, but the Executive is assigned and accepts a different position with the Company, the Executive shall be entitled to receive his then current salary, and the shares granted under the Stock Option shall continue to vest pursuant to the Stock Option's vesting schedule. In addition, if the Performance Criteria are met, and the Executive is terminated without Cause after accepting such different position with the Company, the Company shall pay the Executive six months of his then current annual salary and all of his unvested shares granted under the Stock Option shall be come fully vested.

4.3 Third Scenario. If the Performance Criteria are not met, the Company's board of directors may terminate the Executive's employment with the Company. If the Board would like Executive to continue his employment with the Company, the Company and the Executive will mutually agree on the terms of a new employment agreement.

4.4 Fourth Scenario. If the Performance Criteria are not met, the Company's board of directors may terminate the Executive's employment with the Company. If the Executive is terminated under this Section 4.4, he shall be paid one month of his then annual salary.

4.5 Fifth Scenario. If the Executive is terminated without cause during any period prior to there being a determination as to whether the Performance Criteria are met, the Company shall pay the Executive the greater of his entire remaining current salary for the applicable term or 6 months of his current annual salary. For purposes of this
           Section 4.5, if it is determined that the Performance Criteria were met after the Executive was terminated, then all of the shares granted under the Stock Option shall become fully vested. Alternatively, if it is determined that the Performance Criteria were not met after the Executive was terminated, then one-third of his shares granted under the Stock Option shall become fully vested for every year or part of a year of Executive's employment with the Company.

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4.6        Definition of Cause. For purposes of this Agreement, "Cause" shall mean (i) any act of personal dishonesty taken by the Executive in connection with his responsibilities as an employee; (ii) the Executive being convicted of a felony; or (iii) a act by the Executive which constitutes gross misconduct and which is injurious to the Company.

5. Noncompetition. In the event the Executive is terminated for Cause or resigns, the Executive agrees that he shall not for a period of one year after termination of employment with the Company engage in, directly or indirectly, as an owner, partial owner, principal or salesperson in any sole proprietorship, partnership, corporation, joint venture or other entity which directly or indirectly competes with any product or service offered by the Company.

6. Non-Assignability. Neither this Agreement nor any right or interest hereunder shall be assignable by the Executive, his beneficiaries, or legal representatives without the Company's prior written consent; provided, however, that nothing in this subparagraph shall preclude
           (i) the Executive from designating a beneficiary to receive any benefit payable hereunder upon his death, or (ii) the executors, administrators, or other legal representatives of the Executive or his estate from assigning any rights hereunder to the person or persons entitled thereunto.

7. Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this
           Section 7 or which becomes bound by the terms of this Agreement by operation of law.

8. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, successors, legal representatives and assigns.

9. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and either delivered in person or sent by first class certified or registered mail, postage prepaid, if to the Company at the Company's principal place of business, and if to the Employee, at his home address most recently filed with the Company, or to such other address as either party shall have designated in writing to the other party hereto.

10. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

11. Attorneys' Fees. In any action brought to enforce any provision of this Agreement, the losing party shall the prevailing party's reasonable attorney fees and costs.

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12.        Severability. If any provision of this Agreement shall be determined to be invalid, illegal or unenforceable in whole or in part, neither the validity of the remaining part of such provision nor the validity of any other provision of this Agreement shall in any way be affected thereby.

13. Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition.

14. Entire Agreement; Modifications. This Agreement (including all exhibits hereto) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written between the parties hereto with respect to the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing signed by both parties.

16. Employee Confidentiality Agreement. As a condition to his employment with the Company, Executive shall execute the Company's customary form of Employee Confidentiality Agreement.

           IN WITNESS WHEREOF the Company and the Executive have duly executed and delivered this Agreement as of the day and year first above written.

                                      STERLING PARTNERS, INC.
                                      a Delaware Corporation



                                      By
                                        ------------------------------



                                      Title
                                           ---------------------------





                                          /s/ Chanan Steinhart
                                          ----------------------------
                                          Chanan Steinhart







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